Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(As previously filed as part of the definitive proxy statement of E2open Parent Holdings, Inc. filed with the SEC on August 2, 2021)

Introduction:

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•

The acquisition of E2open by CCNB1 consummated on February 4, 2021, resulting reorganization into an umbrella partnership C corporation structure, and other agreements entered into as part of the Business Combination Agreement as of October 14, 2020, by and among CCNB1, E2open, the Blockers, the Blocker Merger Subs and the Company Merger Sub (the “Business Combination”);

•	Repayment of E2open debt and entering into new term loan consummated on February 4, 2021 in connection with the Business Combination;

•	The proposed acquisition of all of the outstanding shares of capital stock of BluJay Topco Limited (“BluJay”) by E2open (the “BluJay Acquisition”);

•

The issuance of 28,909,022 shares of Class A common stock in E2open to the BluJay PIPE Investors in exchange for aggregate gross proceeds of approximately $300 million (the “BluJay Pre-Closing Financing”); and

•	Repayment of BluJay debt and entering into a senior secured incremental term loan facility in an aggregate principal amount of up to $380 million in connection with the BluJay Acquisition.

CCNB1 was a blank check company incorporated on January 14, 2020 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On April 28, 2020, CCNB1 consummated the IPO of 41,400,000 Units, including the issuance of 5,400,000 Units as a result of the full exercise of the underwriters’ over-allotment option, at $10.00 per unit, generating gross proceeds of $414.0 million. Simultaneously with the closing of the IPO, CCNB1 consummated the Private Placement of 10,280,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.280 million. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. Upon the closing of the IPO and the Private Placement, $414.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the IPO and certain of the proceeds from the sale of the Private Placement Warrants in the Private Placement was placed in the Trust Account established for the benefit of CCNB1’s Public Shareholders, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account.

The organizational structure of the Business Combination, as described above, is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure will allow the Flow-Through Sellers to retain equity ownership in E2open, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Common Units. The Flow-Through Sellers may exchange Common Units (together with the cancellation of an equal number of shares of voting, non-economic Class V Common Stock) into Class A Common Stock of the Company. In addition, CCNB1, the Blocker Sellers, and the Flow- Through Sellers will be a party to a Tax Receivable Agreement. In connection with the Business Combination, the Class A ordinary shares of CCNB1 converted automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share (which is referred to herein as Class A Common Stock), of the Company, which domesticated as a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, and de-registered as a Cayman Islands exempted company (the “Domestication”). The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors — Risks Related to the Business Combination” in this prospectus for additional information on our organizational structure, including the Tax Receivable Agreement.

On February 4, 2021, the E2open, LLC (“Borrowers”) consummated a new financing from a syndicate of lenders including Goldman Sachs Bank USA, Credit Suisse AG, Golub Capital LLC, Deutsche Bank AG New York Branch, Jefferies Finance LLC and Blackstone Holdings Finance Co. L.L.C. in the form of a $525 million “covenant-lite” term loan containing no financial maintenance covenants and a $75 million revolver, which term loan was funded concurrently with the completion of the Business Combination. No amounts have been drawn on the revolver as of June 28, 2021. The new term loan will mature on February 4, 2028 and the new revolving facility will mature on February 4, 2026. Loans under the new financing bear interest, at the Borrower’s option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case, plus a spread. All obligations of the Borrower under the new financing and, at the option of the Borrower, under hedging agreements and cash management arrangements are guaranteed by E2open Intermediate, LLC, the Borrower (other than with respect to its own primary obligations) and each existing and subsequently acquired or organized direct or indirect wholly owned U.S. organized restricted subsidiary of the Borrower (subject to customary exceptions). The Borrower’s previous term loan due 2024 and related revolving credit facility were terminated upon repayment.

E2open, BluJay and the shareholders of BluJay (the “BluJay Sellers”) entered into a Share Purchase Deed on May 27, 2021 (as may be amended from time to time in accordance with the terms thereof, the “BluJay Purchase Agreement”), pursuant to which E2open or a direct or indirect subsidiary thereof will purchase all of the outstanding shares of capital stock of BluJay from the BluJay Sellers. As a result of the BluJay Acquisition, BluJay and its subsidiaries will become subsidiaries of E2open.

Upon consummation of the BluJay Acquisition (the “BluJay Closing”), in exchange for the shares of BluJay, E2open will issue to the BluJay Sellers an aggregate of 72,383,299 shares of Class A common stock, par value $0.0001 per share, of E2open and pay to the BluJay Sellers cash in the aggregate amount of $456.8 million, subject to increase for a ticking fee and adjustments for leakage and other enumerated items as provided in the Purchase Agreement.

The BluJay Purchase Agreement follows a typical locked-box mechanism, pursuant to which the purchase price is fixed upfront by reference to the balance sheet position of BlueJay as at December 31, 2020, without any purchase price adjustment following the BluJay Closing. E2open is also required to pay an additional consideration on a daily basis for the period between December 31, 2020, and the date of the BluJay Closing at a rate of $63,000 per day. The purchase price will be reduced on a dollar for dollar basis if any value is extracted to or for the benefit of any BluJay Sellers between December 31, 2020, and the date of the BluJay Closing, which we refer to as leakage, other than for certain narrowly defined permitted leakage items specifically agreed by the BluJay Sellers and E2open and expressly provided for in the BluJay Purchase Agreement.

In connection with the BluJay Acquisition, on May 27, 2021, E2open entered into subscription agreements (the “BluJay Subscription Agreements”) with certain investors, including certain existing stockholders of E2open (the “BluJay PIPE Investors”). Pursuant to the BluJay Subscription Agreements, substantially simultaneously with and conditioned upon the BluJay Closing, E2open has agreed to issue to the BluJay PIPE Investors an aggregate of 28,909,022 shares of Class A common stock in exchange for aggregate gross proceeds of approximately $300 million (the “BluJay Pre-Closing Financing”).

The BluJay Acquisition and the BluJay Pre-Closing Financing are subject to the satisfaction or waiver of certain customary conditions.

The pro forma financial statements are not necessarily indicative of what the combined company’s balance sheet or statement of operations actually would have been had the Business Combination and BluJay Acquisition been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination and the BluJay Acquisition.

The following unaudited pro forma condensed combined balance sheet as of February 28, 2021 assumes that the BluJay Acquisition occurred on February 28, 2021. The following unaudited pro forma condensed combined balance sheet as of February 28, 2021 does not include any pro forma adjustments for the Business Combination as the Business Combination is already reflected in the E2open audited consolidated balance sheet as of February 28, 2021. The unaudited pro forma condensed combined statement of operations for the year ended February 28, 2021 presents the pro forma effect of the Business Combination and the BluJay Acquisition as if they had been completed on March 1, 2020.

E2open’s fiscal year ends on the last day in February, whereas CCNB1’s fiscal year ended on December 31, and BluJay’s fiscal year ended on March 31. Due to this difference, the unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma condensed combined statement of operations for the three months ended May 31, 2021, combines the E2open unaudited consolidated statement of operations for the three months ended May 31, 2021 and the BluJay unaudited consolidated statement of profit or loss for the three months ended March 31, 2021. The pro forma condensed combined statement of operations for the year ended February 28, 2021, combines the E2open audited consolidated statement of operations for the year ended February 28, 2021, the CCNB1 audited financial results for the period from January 14, 2020 (inception) through December 31, 2020, and the BluJay audited consolidated statement of profit or loss for the year ended March 31, 2021.

The unaudited pro forma condensed combined balance sheet combines the E2open audited consolidated balance sheet as of February 28, 2021 and the BluJay audited consolidated statement of financial position as of March 31, 2021, giving effect to the BluJay Acquisition as if it had been consummated on February 28, 2021.

We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) on the basis of E2open as the accounting acquirer and BluJay as the accounting acquiree.

The following summarizes the pro forma ownership of Class A common stock of the Company following the BluJay Acquisition:

Equity Capitalization Summary (shares in millions)	Shares	%
Existing E2open Shareholders (1)	187.1	64.9%
BluJay Sellers	72.4	25.1%
BluJay PIPE Investors	28.9	10.0%
Total Class A common stock in E2open	288.4	100.0%

(1)

Excludes impact of Restricted Common Units vesting. This also excludes the noncontrolling economic interest in Common Units, which will be exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Class V common stock) into Class A common stock on a 1-for-1 basis. The table below presents the Common Units and noncontrolling interest percentage:

Noncontrolling interest in E2open (shares in millions)	35.6	11.0%
324.0

The following unaudited pro forma condensed combined balance sheet as of February 28, 2021 is based on the historical financial statements of E2open and BluJay as of February 28, 2021 and March 31, 2021, respectively, and assumes the BluJay Acquisition took place on February 28, 2021. The unaudited pro forma condensed combined statements of operations for the year ended February 28, 2021 are based on the historical financial statements of E2open, CCNB1, and BluJay for the year ended February 28, 2021, the period from inception through December 31, 2020, and the year ended March 31, 2021, respectively, and assume the Business

Combination and BluJay Acquisition occurred at the beginning of E2open’s fiscal year (i.e., March 1, 2020). The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2021

	Historical
($ in millions)	E2open (As of 2/28/21)	BluJay – U.S. GAAP (As of 3/31/21) (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Cash and equivalents	$194.7	$31.5	$(177.3)	A	$48.9
Restricted cash	12.8	—	—		12.8
Accounts receivable, net	112.7	31.5	—		144.2
Prepaids and other current assets	12.6	17.3	—		29.9
Current assets	332.8	80.3	(177.3)		235.8
Long-term investments	0.2	—	—		0.2
Goodwill	2,628.6	173.6	1,085.0	B	3,887.2
Intangible assets, net	824.9	8.7	515.3	B	1,348.9
Property and equipment, net	44.2	28.8	—		73.0
Other noncurrent assets	7.5	13.5	—		21.0
Non-current assets	3,505.4	224.6	1,600.3		5,330.3
Total assets	$3,838.2	$304.9	$1,423.0		$5,566.1
Accounts payable and accrued liabilities	$70.2	$104.0	—		$174.2
Incentive program payable	12.8	—	—		12.8
Deferred revenue	89.7	38.5	(18.1)	D	110.1
Acquisition-related obligations	2.0	—	—		2.0
Current portion of notes payable and capital lease obligations	9.2	—	—		9.2
Current liabilities	183.9	142.5	(18.1)		308.3
Long term deferred revenue	0.5	—	—		0.5
Tax receivable agreement	50.1	—	0.2	E	50.3
Notes payable and capital lease obligations	509.4	326.8	43.5	C	879.7
Fair value of warrant liability	68.8	—	—		68.8
Contingent consideration	150.8	—	—		150.8
Other noncurrent liabilities	397.3	8.6	97.0	F	502.9
Non-current liabilities	1,176.9	335.4	140.7		1,653.0
Total liabilities	1,360.8	477.9	122.6		1,961.3

Common stock ($0.00001 par value)	—	—	—		—
Additional paid in capital	2,071.2	97.2	1,058.2	G	3,226.6
Accumulated other comprehensive income (loss)	2.4	9.1	(9.1)	G	2.4
Retained earnings (accumulated deficit)	10.8	(279.3)	251.3	G	(17.2)
Total shareholders’ equity	2,084.4	(173.0)	1,300.4		3,211.8
Noncontrolling interest	393.0	—	—		393.0
Total equity	2,477.4	(173.0)	1,300.4		3,604.8
Total liabilities & equity	$3,838.2	$304.9	$1,423.0		$5,566.1

(A)

Represents adjustments to cash due to the following inflows and outflows as a result of the BluJay Acquisition. The cost associated with any repayment of BluJay debt is dependent on the manner in which the debt is paid off; the amount reflected herein represents the highest estimated potential fee:

($ in millions)
Incremental term loan debt	$380.0
BluJay Pre-Closing Financing	300.0
Buyer transaction costs	(34.6)
Debt financing costs	(9.7)
Seller expenses	(38.4)
Repay BluJay debt and accrued interest (1)	(332.8)
Cash to BluJay sellers	(441.8)
Total	$(177.3)

(1)	Reflects an estimated payment of $317.0 million by E2open (see estimated cash sources and uses of funds for the BluJay Acquisition in Note 2) and an estimated payment of $15.8 million by BluJay.

(B)

Represents the adjustment for the estimated preliminary purchase price allocation for the BluJay business resulting from the BluJay Acquisition. The preliminary calculation of total consideration and allocation of the purchase price to the fair value of BluJay’s assets acquired and liabilities assumed is presented below as if the BluJay Acquisition was consummated on February 28, 2021. The Company has not completed its evaluation of the fair value of assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of the Company based on the information currently available and are subject to change once additional analyses are completed. Potential differences may include, but are not limited to, changes in allocations to intangible assets such as developed technology, customer relationships and trade name, changes in fair value of intangible assets and deferred revenue, and other changes to assets and liabilities.

Purchase Consideration: The following is a preliminary estimate of the fair value of consideration expected to be transferred in the Business Combination.

($ in millions)	Pro Forma
Equity consideration paid to BluJay Sellers (Class A common shares)	$862.1
Cash Consideration to BluJay Sellers	441.8
Cash repayment of BluJay debt	317.0
Cash paid for seller transaction costs	38.4
Total consideration	$1,659.3
Current assets (1)	$64.5
Property and equipment	28.8
Non-current assets	13.5
Intangible assets	524.0
Goodwill	1,161.5
Current liabilities	(104.0)
Deferred revenue	(20.4)
Non-current liabilities	(8.6)
Net assets acquired	$1,659.3

(1)	Excludes the estimated remaining balance of BluJay debt that will be paid down with cash from BluJay’s balance sheet (see Note A).

Intangible Assets: The following describes intangible assets that met either the separability criterion or the contractual-legal criterion described in ASC 805 and the anticipated valuation approach. The developed technology intangible asset represents technology acquired or developed by BluJay for the purpose of generating income for BluJay, which was valued using the multi-period excess earnings method, a form of income approach considering technology migration. The customer relationships intangible asset represents the existing customer relationships of BluJay that was estimated by applying the with-and-without methodology, a form of the income approach. The trade name intangible asset represents the trade names that BluJay originated or acquired which was valued using the relief-from-royalty method. The pro forma adjustment to intangible assets reflects the difference between the fair value of intangible assets acquired (see below table) and BluJay’s historical intangible assets balance.

($ in millions)	Weighted average useful life (years)	Fair value
Developed Technology	7	$320.0
Customer Relationships	3.5	155.0
Trade Name	15	49.0
Total		$524.0

Goodwill: Approximately $1,161.5 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the estimated fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring BluJay primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets. The Goodwill pro forma adjustment also reflects the removal of BluJay’s historical Goodwill balance of $173.6 million and an adjustment of $97.1 million related to the deferred taxes adjustment described in Note F.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill and indefinite lived intangible assets related to certain acquired brands will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill and/or indefinite/finite lived intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

(C)	Represents adjustments to long-term debt due to the following inflows and outflows as a result of the BluJay Acquisition:

Total
Record incremental term loan debt	$380.0
Record new deferred finance costs	(9.7)
Repay BluJay debt	(331.8)
Eliminate BluJay historical deferred finance costs	5.0
Transaction Accounting Adjustment	$(43.5)

(D)

Reflects a reduction in deferred revenues related to the estimated fair value of the acquired deferred revenue related to the BluJay Acquisition. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and BluJay’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(E)

The Company is a party to a tax receivable agreement, which is referred to herein as the Tax Receivable Agreement. Under the Tax Receivable Agreement, the Company generally will be required to pay the Flow-Through Sellers and/or Blocker Sellers, as applicable, 85% of the applicable cash savings, if any, of U.S. federal and state income tax that the Company is deemed to realize in certain circumstances, including as a result of (i) certain increases in tax basis resulting from the Business Combination, (ii) certain pre-existing tax attributes of the Blockers existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under the Tax Receivable Agreement. The Company generally will retain the benefit of the remaining 15% of the applicable tax savings. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

Amounts payable under the Tax Receivable Agreement will be contingent upon, among other things, our generation of taxable income over the term of the Tax Receivable Agreement. If we do not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits subject to the Tax Receivable Agreement, we would not be required to make the related payments under the Tax Receivable Agreement. Although the amount of any payments required to be made under the Tax Receivable Agreement may be significant, the timing of these payments will vary and will generally be limited to one payment per member per year. The amount of such payments is also generally limited to the extent we are unable to utilize the full amount of any tax benefits subject to the Tax Receivable Agreement in a given period.

We recorded a fair value liability related to the Tax Receivable Agreement of $50.3 million, using an imputed interest rate of 7%, assuming (1) a constant corporate tax rate of 24.1%, (2) no dispositions of corporate subsidiaries, (3) no material changes in tax law and (4) we do not elect an early termination of the Tax Receivable Agreement. However, due to the uncertainty of various factors, including: (a) the timing and value of future exchanges, (b) the amount and timing of our future taxable income, (c) changes in our tax rate, (d) no future dispositions of any corporate stock and (e) changes in the tax law, the likely tax savings we will realize and the resulting amounts we are likely to pay to the E2open Sellers pursuant to the Tax Receivable Agreement are uncertain.

Under the Tax Receivable Agreement, we are expecting future gross payments during the fiscal years ending February 2024 of $7.1 million, 2025 of $7.1 million, 2026 of $6.7 million and thereafter of $74.9 million.

The liability recorded on the balance sheet does not include an estimate of the amount of payments to be made if certain E2open Sellers exchanged their remaining interests in E2open Holdings for our Class A Common Stock, as this amount is not readily determinable and is dependent on several future variables, including timing of future exchanges, stock price at date of exchange, tax attributes of the individual parties to the exchange and changes in future applicable federal and state tax rates.

In addition, if we exercise our right to terminate the Tax Receivable Agreement or certain other acceleration events occur, we will be required to make immediate cash payments. Such cash payments will be equal to the present value of the assumed future realized tax benefits based on a set of assumptions and using an agreed upon discount rate, as defined in the Tax Receivable Agreement. The early termination payment may be made significantly in advance of the actual realization, if any, of those future tax benefits. Such payments will be calculated based on certain assumptions, including that we have sufficient taxable income to utilize the full amount of any tax benefits subject to the Tax Receivable Agreement over the period specified therein. The payments that we will be required to make will generally reduce the amount of overall cash flow that might have otherwise been available to us, but we expect the cash tax savings we will realize from the utilization of the related tax benefits will exceed the amount of any required payments. If we elected to terminate the Tax Receivable Agreement as of that date of this filing and using the closing stock price of the Company as of June 21, 2021, we estimate our early termination payment would have been approximately $156.8 million in the aggregate under the Tax Receivable Agreement.

In accordance with the Third Company Agreement, we are entitled to receive quarterly tax distributions from E2open Holdings Amended and Restated Limited Liability, subject to limitations imposed by applicable law and contractual restrictions. The cash received from such tax distributions will first be used by us to satisfy any tax liability and then to make any payments required under the Tax Receivable Agreement. We expect that such tax distributions will be sufficient to fund both our tax liability and the required payments under the Tax Receivable Agreement.

(F)

Represents adjustments to reflect applicable deferred taxes. Refer to Note B for the purchase price allocation. The deferred tax adjustments are primarily related to the difference between the financial statement and tax basis in E2open partnership interests and the financial statement fair market value step-up in various identified intangible assets. The partnership basis difference primarily results from the financial statement fair market value step-up of the net assets acquired below the E2open partnership in the BluJay Acquisition, net of the impact on the Company’s tax basis in their E2open partnership interest. The $97.0 million adjustment related to the deferred tax liability is assuming: (1) the GAAP balance sheet as of February 28, 2021 and March 31, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of February 28, 2021 and March 31, 2021 adjusted for the pro forma entries described herein, (3) an income tax rate that varies by jurisdiction including a U.S. federal income tax rate of 21.0%, a blended U.S. state tax rate of 3.11% (net of federal benefit), and other foreign jurisdictions as applicable, and (4) no material changes in tax law.

(G)	The following table summarizes the pro forma adjustments impacting equity (amounts in millions):

	Elimination of BluJay Equity(1)	BluJay Pre-Closing Financing(2)	Purchase of BluJay(3)	Other Items(4)	Pro Forma Adjustments
Additional paid in capital	$(97.2)	$300.0	$862.1	$(6.7)	$1,058.2
Accumulated other comprehensive income	(9.1)	—	—	—	(9.1)
Retained earnings (accumulated deficit)	279.3	—	—	(28.0)	251.3
Stockholders’ equity	$173.0	$300.0	$862.1	$(34.7)	$1,300.4

(1)	Elimination of BluJay Equity: Represents the elimination of BluJay’s historical equity.

(2)	BluJay Pre-Closing Financing: Represents the 28,909,022 shares of Class A common stock expected to be issued to PIPE Investors in exchange for aggregate gross proceeds of approximately $300 million.

(3)

Purchase Accounting: Represents the fair value of the 72,383,299 shares of Class A common stock to be issued to the BluJay Sellers upon the BluJay Closing. Refer to Note 2 for further discussion on this estimation of fair value.

(4)

Other items: Reflects the estimated, non-recurring buyer transaction expenses of $34.6 million, including PIPE fees of $6.7 million and excluding $9.7 million of debt issuance costs associated with the incremental term loan which are presented as a direct deduction from the face amount of the incremental term loan (see Note C), the $0.2 million increase in the fair value liability related to the Tax Receivable Agreement (see Note E), and a $0.1 million decrease in the deferred tax liability resulting from the change in fair value of the Tax Receivable Agreement liability.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended February 28, 2021

	Historical						Historical
	Successor	Predecessor
($ in millions, except per share amounts)	E2open (From 2/4/21 through 2/28/21)	E2open (From 3/1/20 through 2/3/21)	CCNB1 (From 1/14/20 through 12/31/20)	Transaction Accounting Adjustments (Business Combination)		Pro Forma Results (Adjusted for the Business Combination)	BluJay – US GAAP (Year Ended 3/31/21) (Note 3)	Transaction Accounting Adjustments (BluJay Acquisition)		Pro Forma Combined
Revenue	$21.3	$308.6	$—	$(57.6)	H	$272.3	$177.5	$(16.4)	M	$433.4
Cost of Revenue
Subscriptions	7.8	55.6	—	—		63.4	36.4	—		99.8
Professional services and other	4.3	40.5	—	—		44.8	21.5	—		66.3
Amortization of acquired intangible assets	4.0	18.9	—	10.9	I	33.8	—	—		33.8
Total cost of revenue	16.1	115.0	—	10.9		142.0	57.9	—		199.9
Gross Profit	5.2	193.6	—	(68.5)		130.3	119.6	(16.4)		233.5
Operating Expenses
Research and development	10.5	53.8	—	—		64.3	14.8	—		79.1
Sales and marketing	8.8	46.0	—	—		54.8	16.3	—		71.1
General and administrative	23.1	37.4	3.9	—		64.4	36.1	—		100.5
Acquisition-related expenses	4.3	14.3	—	—		18.6	0.1	27.9	N	46.6
Amortization of acquired intangible assets	1.2	31.3	—	15.4	I	47.9	11.1	82.2	O	141.2
Impairment of long-lived assets	—	—	—	—		—	15.4	—		15.4
Total operating expenses	47.9	182.8	3.9	15.4		250.0	93.8	110.1		453.9
Income (loss) from operations	(42.7)	10.8	(3.9)	(83.9)		(119.7)	25.8	(126.5)		(220.4)
Gain (loss) from change in fair value of warrant liability	23.2	—	(66.0)	—		(42.8)	—	—		(42.8)
Gain (loss) from change in fair value of contingent consideration	33.7	—	(1.4)	—		32.3	—	—		32.3
Interest and other expense, net	(1.9)	(65.5)	—	42.1	J	(25.3)	(32.5)	8.6	P	(49.2)
Total other expenses	55.0	(65.5)	(67.4)	42.1		(35.8)	(32.5)	8.6		(59.7)
Loss before income tax benefit	12.3	(54.7)	(71.3)	(41.8)		(155.5)	(6.7)	(117.9)		(280.1)
Income tax expense (benefit)	(0.6)	(6.7)	—	(6.6)	K	(13.9)	2.0	(26.5)	Q	(38.4)
Net income (loss)	12.9	(48.0)	(71.3)	(35.2)		(141.6)	(8.7)	(91.4)		(241.7)
Net income attributable to noncontrolling interest	2.1	—	—	(27.0)	L	(24.9)		(5.9)	R	(30.8)
Net loss attributable to controlling interest	$10.8	$(48.0)	$(71.3)	$(8.2)	L	$(116.7)		$(85.5)	R	$(210.9)
Earnings per share (Note 4)
Weighted average shares outstanding, basic	187.1					187.1				288.4
Loss per share (basic)	$0.06					$(0.62)				$(0.73)
Weighted average shares outstanding, diluted	222.7					222.7				324.0
Loss per share (diluted)	$0.06					$(0.64)				$(0.75)

(H)

Reflects a reduction in revenues related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and E2open’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(I)

Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting (“PPA”) at the closing of the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination happened on March 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

($ in millions)	Weighted average useful life (years)	Fair value
Indefinite- lived
Trademark / trade name	Indefinite	$110.0
Definite-lived
Customer relationships	20	300.0
Technology	6	370.0
Content library	10	50.0
Total		$830.0

($ in millions)	Weighted average useful life (years)	Fair value	Amortization Expense for the Year Ended February 28, 2021
Indefinite-lived trademark / trade name	Indefinite	$110.0	Indefinite
Customer relationships	20	300.0	15.0
Technology	6	370.0	61.7
Content library	10	50.0	5.0
Total		$830.0	81.7
Cost of revenue			33.8
Less: Historical amortization expenses, cost of revenue			22.9
Pro forma adjustments, cost of revenue			10.9
Operating expense			47.9
Less: Historical amortization expenses, operating expense			32.5
Pro forma adjustments, operating expense			15.4

(J)

Represents estimated differences in interest expense and debt issuance costs as a result of incurring new debt and extinguishing historical E2open debt in connection with the Business Combination. The estimated interest rate of the new debt is 4.00%.

($ in millions)	Year Ended February 28, 2021
Eliminate historical interest expense	$66.0
Record interest on new debt	(23.9)
Transaction accounting adjustments	$42.1

(K)

Represents the income tax effect of the pro forma adjustments calculated using a blended statutory income tax rate of 24.11% applied to the loss before income tax benefit applicable to the controlling interest. The effective tax rate of the combined company could be significantly different as the legal entity structure and activities of the combined company are integrated.

(L)	Represents the adjustment to present noncontrolling interest in E2open. Noncontrolling interest after consummation of the Business Combination but prior to the BluJay Acquisition is 16.0%.

(M)

Reflects a reduction in revenues related to the estimated fair value of the acquired deferred revenue related to the BluJay Acquisition. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and BluJay’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(N)

Reflects buyer transaction expenses expected to be incurred by E2open in connection with the BluJay Acquisition as if it was consummated on March 1, 2020. These transaction expenses are non-recurring. The pro forma transaction expenses adjustment of $27.9 million excludes $6.7 million of BluJay Pre-Closing Financing fees which are netted against additional paid-in capital and $9.7 million of debt issuance costs which are presented as a direct deduction from the face amount of the incremental term loan. Interest expense related to the debt issuance costs are included in the pro forma interest expense adjustment discussed in Note J.

(O)

Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting (“PPA”) at the closing of the BluJay Acquisition. This pro forma adjustment has been proposed assuming the BluJay Acquisition was consummated on March 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

($ in millions)	Weighted average useful life (years)	Fair value
Developed Technology	7	$320.0
Customer Relationships	3.5	155.0
Trade Name	15	49.0
Total		$524.0

($ in millions)	Weighted average useful life (years)	Fair value	Amortization Expense for the Year Ended February 28, 2021
Developed Technology	7	320.0	45.7
Customer Relationships	3.5	155.0	44.3
Trade Name	15	49.0	3.3
Total		$524.0	$93.3

Less: Historical amortization expenses, operating expense			11.1
Pro forma adjustments, operating expense			$82.2

(P)

Represents estimated differences in interest expense and debt issuance costs as a result of incurring incremental debt in connection with the BluJay Acquisition. The estimated interest rate of the new debt is 4.00%.

(Q)

Represents the income tax effect of the pro forma adjustments calculated using various statutory income tax rates dependent upon the jurisdiction in which the pro forma adjustment applied. The effective tax rate of the combined company could be significantly different as the legal entity structure and activities of the combined company are integrated.

(R)	Represents the adjustment to noncontrolling interest in E2open upon consummation of the BluJay Acquisition. Pro forma noncontrolling interest after the BluJay Acquisition is 11.0%.

1. Basis of pro forma presentation

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting with E2open as the acquiring entity of BluJay. Under the acquisition method of accounting, E2open’s assets and liabilities will retain their carrying values and the assets and liabilities associated with BluJay will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic
820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by E2open, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the BluJay Acquisition that are not expected to have a continuing impact on the statement of operations. Further, one-time transaction-related expenses incurred prior to, or concurrently with the consummation of the BluJay Acquisition are presented in the unaudited pro forma condensed combined statement of operations as if it was consummated on March 1, 2020. The impact of such transaction expenses incurred prior to the BluJay Acquisition are reflected in the unaudited pro forma condensed combined balance sheet as reductions to liabilities and a decrease to cash, whereas such transaction expenses incurred concurrently with the consummation of the BluJay Acquisition are reflected as an adjustment to retained earnings, accumulated deficit, or additional paid-in capital and a decrease to cash. Such transaction expenses incurred and paid by E2open prior to the BluJay Acquisition has been adjusted as part of the E2open equity close out adjustment.

The accompanying unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805 and are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the BluJay Acquisition based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of February 28, 2021 assumes that the BluJay Acquisition occurred on February 28, 2021. The unaudited pro forma condensed combined statement of operations for the year ended February 28, 2021 presents pro forma effects of the Business Combination and theBluJay Acquisition as if they had been completed on March 1, 2020. This period is presented on the basis of E2open being the accounting acquirer.

2. Description of the Business Combination and the BluJay Acquisition

The Business Combination

Pursuant to the Business Combination Agreement, existing E2open owners received a combination of cash, Class A common stock and non-economic voting Class V common stock in the continuing public company and will retain approximately 35.4% of the economic interests in E2open. The Business Combination was structured as an Up-C transaction, whereby the Flow-Through Sellers own equity in E2open (Common Units) and hold direct voting rights in CCNB1 (Class V common stock).

Below is a diagram of the transaction:

Structure Diagram

The BluJay Acquisition

Pursuant to the Purchase Agreement, the BluJay Sellers are expected to receive an aggregate of 72,383,299 shares of Class A common stock, par value $0.0001 per share, of E2open and cash in the aggregate amount of $456.8 million, subject to increase for a ticking fee and adjustments for leakage and other enumerated items as provided in the BluJay Purchase Agreement.

Below is a table to describe the estimated cash sources and use of funds as it relates to the BluJay Acquisition.

($ in millions)
Sources		Uses
Additional term loan capacity (1)	$ 380.0	Cash to BluJay Sellers (4)	$ 441.8
Rolled equity (2)	862.1	Rolled equity (2)	862.1
BluJay Pre-Closing Financing (3)	300.0	Repay BluJay debt (5)	317.0
Cash on balance sheet	161.5	Estimated transaction costs (6)	82.7
Total Sources	$1,703.6	Total Uses	$1,703.6

(1)

Represents the proceeds from a commitment for financing in the form of an incremental term loan of $380 million, the full amount of which will be funded concurrently with the consummation of the BluJay Acquisition.

(2)

Represents the fair value of the 72,383,299 shares of Class A common stock to be issued to the BluJay Sellers upon the BluJay Closing. The fair value is based on the closing price of E2open Class A common stock as reported on the New York Stock Exchange on June 21, 2021. The final purchase price will be based on the number of shares and fair market value of E2open Class A common stock outstanding immediately prior to the closing of the BluJay Acquisition, which could result in a purchase price different from that assumed in this unaudited pro forma combined financial information, and that difference may be material. A 10% and 20% increase (decrease) to the E2open share price from the $11.91 per share price assumed in the unaudited pro forma combined financial information would increase (decrease) the estimated purchase price by $86.2 million and $172.4 million, respectively.

(3)	Represents the proceeds from the BluJay Pre-Closing Financing (including proceeds from Neuberger Berman, The WindAcre Partnership, Eminence Capital and XN).
(4)	Represents the cash to be paid to BluJay Sellers, net of estimated fees.
(5)	Represents the amount of existing BluJay debt that E2open expects to pay down upon the BluJay Closing. The remaining balance of BluJay debt will be paid down with cash on BluJay’s balance sheet.
(6)	Represents the estimated transaction fees and expenses to be incurred by E2open and BluJay as part of the BluJay Acquisition.

3. BluJay Historical Financial Statements

BluJay’s audited financial statements as of and for the year ended March 31, 2021 were prepared in accordance with IFRS as issued by the IASB. During the preparation of these unaudited pro forma condensed combined financial statements, the Company performed a preliminary analysis of BluJay’s financial information to identify differences between IFRS as issued by IASB and U.S. GAAP, differences in accounting policies compared to those of the Company, and differences in financial statement presentation compared to the presentation of the Company. At the time of preparing the unaudited pro forma condensed combined financial statements, other than the adjustments made herein, the Company is not aware of any other material differences.

Statement of Financial Position Adjustments

		Historical			Historical
($ in millions)		BluJay – IFRS	IFRS to U.S. GAAP and Accounting Policy		BluJay - U.S. GAAP
BluJay Line Item	E2open Line Item	(As of 3/31/21)	Adjustments		(As of 3/31/21)
Cash and cash equivalents	Cash and cash equivalents	$31.5			$31.5
Trade and Other Receivables	Accounts receivable	29.6			29.6
Accrued income	Accounts receivable	1.9			1.9
Trade and Other Receivables	Prepaid expenses and other current assets	16.2	1.1	A	7.3
	Current assets	79.2	1.1		80.3
Goodwill	Goodwill	173.6			173.6
Other Intangible Assets	Intangible assets, net	8.7			8.7
Other Intangible Assets	Property and equipment, net	21.7			21.7
Property, Plant & Equipment	Property and equipment, net	7.1			7.1
Right-of-use assets		8.5	(8.5)	B	—
Deferred tax assets	Other noncurrent assets	13.5			13.5
	Total assets	$312.3	$(7.4)		$304.9
Trade and other payables	Accounts payable and accrued liabilities	$(19.9)			$(19.9)
Preference share liability	Accounts payable and accrued liabilities	(83.5)			(83.5)
Current tax liability	Accounts payable and accrued liabilities	(0.6)			(0.6)
Deferred revenue	Deferred revenue	(38.5)			(38.5)
Lease liability		(3.3)	3.3	B	—
	Current liabilities	(145.8)	3.3		(142.5)
Borrowings	Notes payable and capital lease obligations	(326.8)			(326.8)
Lease liability		(6.0)	6.0	B	—
Deferred tax liability	Other noncurrent liabilities	(8.6)			(8.6)
	Non-current liabilities	(341.4)	6.0		(335.4)
	Total liabilities	(487.2)	9.3		(477.9)
Called up capital	Additional paid-in capital	0.8			0.8
Share premium	Additional paid-in capital	2.5			2.5
Capital redemption reserve	Additional paid-in capital	92.8			92.8
Share based payment reserve	Additional paid-in capital	1.1			1.1
Cumulative translation reserve	Accumulated other comprehensive income (loss)	9.1			9.1
Retained deficit	Retained earnings (accumulated deficit)	(281.2)	1.9	A, B	(279.3)
	Total stockholder’s equity	(174.9)	1.9		(173.0)
	Total liabilities and equity	$312.3	$(7.4)		$304.9

(A)

Adjustment to align BluJay’s amortization of capitalized commissions with E2open’s accounting policy. This adjustment extends the amortization period of BluJay’s capitalized commissions to include renewal periods, which increases the related asset balance and reduces BluJay’s accumulated deficit balance by $1.1 million as of March 31, 2021.

(B)

As of February 28, 2021, E2open has not yet adopted ASC 842, while BluJay adopted IFRS 16 in fiscal 2020. Accordingly, these adjustments remove BluJay’s right-of-use assets and operating lease liabilities from its consolidated statement of financial position and decrease BluJay’s accumulated deficit by $0.8 million.

Statement of Profit or Loss Adjustments

		Historical			Historical
($ in millions)		BluJay – IFRS (Year Ended	IFRS to U.S. GAAP and Accounting Policy		BluJay - U.S. GAAP (Year Ended
BluJay Line Item	E2open Line Item	3/31/21)(1)	Adjustments		3/31/21)
Revenue	Revenue	$177.5			$177.5
	Cost of Revenue				—
Operating expenses	Subscriptions	36.4			36.4
Operating expenses	Professional services and other	21.5			21.5
	Total cost of revenue	57.9			57.9
	Gross Profit	119.6			119.6
	Operating Expenses				—
Operating expenses	Research and development	14.8			14.8
Operating expenses	Sales and marketing	16.9	(0.6)	C	16.3
Operating expenses	General and administrative	35.5	0.6	D	36.1
Operating expenses	Acquisition-related expenses	0.1			0.1
Operating expenses	Amortization of acquired intangible assets	11.1			11.1
Operating expenses	Impairment of long-lived assets	15.4			15.4
	Total operating expenses	93.8	—		93.8
	(Loss) income from operations	25.8	—		25.8
Finance Costs	Interest and other expense, net	33.3	(0.8)	D	32.5
	Total other expenses	33.3	(0.8)		32.5
	Income (loss) before income tax benefit	(7.5)	0.8		(6.7)
Taxation	Income tax benefit (Loss)	(2.0)			(2.0)
	Net income/(loss)	$(9.5)	$0.8		$(8.7)

(1)	Certain Operating Expenses presented in BluJay’s audited consolidated financial statements have been disaggregated here to match E2open’s account classification.

(C)

Adjustment to align BluJay’s amortization of capitalized commissions with E2open’s accounting policy. This adjustment extends the amortization period of BluJay’s capitalized commissions to include renewal periods, which reduces the amount of amortization expense recognized in “Sales and marketing”.

(D)

Adjustments reflect the net impact of eliminating interest expense recorded by BluJay for its operating leases under IFRS 16 in “Interest and other expense, net” and recognizing straight-line lease expense in “General and administrative” to be consistent with E2open’s presentation.

4. Pro Forma Earnings Per Share Information

As a result of the Business Combination, pro forma basic number of shares are reflective of 187.1 million shares of Class A common stock outstanding, and pro forma diluted number of shares are reflective of 222.7 million shares of Class A common stock outstanding.

Pro Forma Combined
Year Ended February 28, 2021
Net loss attributable to controlling interest ($ in millions)	$(116.7)
Weighted average shares outstanding - basic (shares in millions)	187.1
Loss per share - basic	$(0.62)
Net loss attributable to noncontrolling interest ($ in millions)	$(24.9)
Weighted average shares outstanding - diluted (shares in millions)	222.7
Loss per share - diluted	$(0.64)

As a result of the BluJay Acquisition, pro forma basic number of shares are reflective of 288.4 million shares of Class A common stock outstanding, and pro forma diluted number of shares are reflective of 324.0 million shares of Class A common stock outstanding.

Pro Forma Combined
Year Ended February 28, 2021
Net loss attributable to controlling interest ($ in millions)	$(210.9)
Weighted average shares outstanding - basic (shares in millions)	288.4
Loss per share - basic	$(0.73)
Net loss attributable to noncontrolling interest ($ in millions)	$(30.8)
Weighted average shares outstanding - diluted (shares in millions)	324.0
Loss per share - diluted	$(0.75)

Earnings per share exclude warrants and contingently issuable shares that would be anti-dilutive to pro forma EPS, including (i) 13,800,000 redeemable warrants to purchase Class A ordinary shares of CCNB1 offered by CCNB1 in its initial public offering, (ii) 10,280,000 warrants to purchase Class A ordinary shares of CCNB1 that were issued to the Sponsor concurrently with the IPO, (iii) 5,000,000 redeemable warrants issued at the close of the Business Combination as part of the Forward Purchase Agreement, (iv) 2,500,000 unvested Restricted Sponsor Shares, held by the Sponsor Eva F. Huston and Keith W. Abell, which convert into shares of Class A common stock in accordance with the Certificate of Incorporation and the Sponsor Side Letter Agreement, (v) 18,500,000 Flow-Through Seller non-voting unvested Restricted Common Units, and (vi) 35,636,680 Common Units owned by the Flow- Through Sellers that are exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Class V common stock) into Class A common stock.